             EXHIBIT 99.1

FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS INCREASE

Corydon, Indiana—July 26, 2010.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $988,000 or $0.35 per diluted share for the quarter ended June 30, 2010, compared to a net loss of $405,000 or $0.15 per diluted share for the same period in 2009.

The increase in earnings is primarily due to increases in net interest income and in noninterest income and a decrease in the provision for loan losses.

Net interest income after provision for loan losses increased $2.1 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. Interest income decreased $89,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.51% during the quarter ended June 30, 2009 to 5.37% for the same period in 2010, partially offset by an increase in the average balance of interest-earning assets from $420.1 million in 2009 to $425.8 million in 2010.  Interest expense decreased $621,000 as the average cost of interest-bearing liabilities decreased from 2.26% to 1.53% when comparing the same two periods while the average balance of interest-bearing liabilities increased from $363.3 million in 2009 to $374.7 million in 2010.  These decreases in the average tax-equivalent yield on interest-earning assets and average cost of interest-bearing liabilities were primarily due to the Federal Reserve’s Open Market Committee continuing to hold interest rates near historic lows which affects rates on new accounts as well as on existing accounts repricing to lower rates.  The provision for loan losses decreased $1.5 million when comparing the three month periods ended June 30, 2010 and 2009.  This decrease was primarily due to the allocation of specific reserves on two commercial credit relationships during June 2009.

Noninterest income increased $109,000 for the three months ended June 30, 2010 as compared to the same period in 2009.  Service charges on deposit accounts increased $120,000 when comparing the two periods primarily due to an increase in debit card income.  This was partially offset by a decrease of $23,000 in gains on the sale of mortgage loans.

Noninterest expenses decreased $43,000 for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009.  Other operating expenses decreased $167,000 for the three months ended June 30, 2010 as compared to the same period in  2009.  This was partially offset by an increase in compensation and benefits of $72,000 when comparing the same two periods.  The decrease in other operating expenses was primarily due to a $211,000 decrease in FDIC deposit insurance premiums.  The premiums in 2009 included the special assessment imposed on all banks by the FDIC effective June 30, 2009.  The increase in compensation and benefits is primarily due to normal salary increases and an increase in the cost of health insurance.

For the six months ended June 30, 2010, the Company earned net income of $2.0 million or $0.71 per diluted share compared to net income of $398,000 or $0.14 per diluted share for the same period in 2009.

Net interest income after provision for loan loss increased $2.3 million during the six months ended June 30, 2010 compared to the same period in 2009.  Interest income decreased $553,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.64% during 2009 to 5.31% during 2010 primarily due the low rates previously mentioned.  Interest expense decreased $1.3 million as the average cost of interest-bearing liabilities decreased from 2.34% to 1.57% when comparing the same two periods.  The provision for loan losses decreased from $2.4 million for the six months ended June 30, 2009 to $880,000 for the same period in 2010 primarily due to the June 2009 allocation of specific reserves previously mentioned.

Noninterest income increased $126,000 for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009.  The increase was primarily due to a $142,000 increase in service charges on deposits.

Noninterest expenses decreased $184,000 for the six months ended June 30, 2010 as compared to the same period in 2009, primarily due to a decrease in data processing expenses of $227,000.  During the first quarter of 2010, the Bank received a $278,000 refund of disputed ATM charges paid by the Bank in 2009.

Total assets as of June 30, 2010 were $458.0 million compared to $455.5 million at December 31, 2009.  Securities available for sale increased $10.4 million during the six months ended June 30, 2010, while net loans receivable and cash and cash equivalents decreased $4.9 million and $3.0 million, respectively.  Deposits decreased $3.7 million during the six months ended June 30, 2010, while Federal Home Loan Bank advances increased $4.2 million.  At June 30, 2010, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2010	2009	2010	2009
(Dollars in thousands, except per share data)

Total interest income	$ 11,062	$ 11,615	$ 5,583	$ 5,672
Total interest expense	2,942	4,278	1,433	2,054
Net interest income	8,120	7,337	4,150	3,618
Provision for loan losses	880	2,384	420	1,959
Net interest income after provision for loan losses	7,240	4,953	3,730	1,659

Total non-interest income	1,826	1,700	1,003	894
Total non-interest expense	6,285	6,469	3,395	3,438
Income (loss) before income taxes	2,781	184	1,338	(885)
Income tax expense (benefit)	785	(220)	346	(484)
Net income (loss)	$ 1,996	$ 404	$ 992	$ (401)
Less net income attributable to the noncontrolling interest	7	6	4	4
Net income (loss) attributable to First Capital, Inc.	$ 1,989	$ 398	$ 988	$ (405)

Net income (loss) per share attributable to
First Capital, Inc. common shareholders:
Basic	$ 0.71	$ 0.14	$ 0.35	$ (0.15)

Diluted	$0.71	$0.14	$0.35	$(0.15)

Weighted average common shares outstanding:
Basic	2,782,965	2,782,052	2,788,404	2,774,901

Diluted	2,785,050	2,794,385	2,788,404	2,789,018

OTHER FINANCIAL DATA

Cash dividends per share	$0.36	$0.36	$0.18	$0.18
Return on average assets (annualized)	0.86%	0.18%	0.85%	-0.36%
Return on average equity (annualized)	8.45%	1.66%	8.32%	-3.38%
Net interest margin	3.93%	3.60%	4.03%	3.56%
Net overhead expense as a percentage
of average assets (annualized)	2.72%	2.85%	2.92%	3.04%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2010	2009
(Dollars in thousands)

Cash and cash equivalents	$12,847	$15,857
Investment securities	104,128	93,791
Gross loans	310,110	316,023
Allowance for loan losses	3,953	4,931
Earning assets	418,476	415,324
Total assets	457,973	455,534
Deposits	370,783	374,476
FHLB debt	29,001	24,776
Repurchase agreements	8,403	7,949
Stockholders' equity, net of noncontrolling interest	47,772	45,944
Non-performing assets:
Nonaccrual loans	5,960	8,374
Accruing loans past due 90 days	281	1,118
Foreclosed real estate	850	877
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.02%	8.66%
Tier I - risk based	14.04%	13.39%
Total risk-based	14.70%	13.99%